Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of DarioHealth Corp. for the registration of common stock and to the incorporation by reference therein of our report dated April 22, 2024, with respect to the consolidated financial statements of Twill Inc. included  in DarioHealth Corp.’s Current Report on Form 8-K dated April 22, 2024, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
May 3, 2024	A Member of EY Global